Exhibit 3.01

TUDOR FUND FOR EMPLOYEES L.P.

THIRD AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

DATED AS OF MAY 12, 2004

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	(a)	Standard of Liability	A-29
	(b)	Indemnification by Partnership	A-29
	(c)	Affiliate	A-31
	(d)	Indemnification by Partners	A-31
18.	Amendments; Meetings; Voting		A-31
	(a)	Amendments and Actions With Consent of General Partner	A-31
	(b)	List of Partners; Meetings	A-32
	(c)	Amendments and Actions Without Consent of General Partner	A-32
	(d)	Actions Without Meeting	A-33
	(e)	Amendments to Certificate of Limited Partnership	A-33
19.	Governing Law		A-33
20.	Miscellaneous		A-34
	(a)	Priority Among Limited Partners	A-34
	(b)	Notices	A-34
	(c)	Binding Effect	A-34
	(d)	Captions	A-34

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TUDOR FUND FOR EMPLOYEES L.P.

THIRD AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Third Amended and Restated Limited Partnership Agreement (this “Agreement”) of TUDOR FUND FOR EMPLOYEES L.P. (the “Partnership”) made as of May 12, 2004 by and among Second Management LLC, a Delaware limited liability company (the “General Partner”), and the other parties who have heretofore executed or who shall hereafter execute this Agreement (whether in counterpart, by separate instrument, or otherwise) and who have heretofore been admitted or who shall be hereafter admitted to the Partnership as limited partners in accordance with the provisions hereof, and whose names and addresses have heretofore or shall hereafter, upon such admission, be added to the books and records of the Partnership (collectively, including any Plan Investor Partners (as defined in Section 7), the “Limited Partners”; the General Partner and the Limited Partners may be referred to herein individually as a “Partner”, and collectively as the “Partners”);

W I T N E S S E T H:

WHEREAS, the Partnership has heretofore been formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Partnership Act”) for the purpose of speculative trading in commodity interest contracts (as defined in Section 3) pursuant to a Limited Partnership Agreement dated as of November 22, 1989 as amended and restated as of July 1, 1995 and as of May 22, 1996 (the “Prior Limited Partnership Agreement”);

WHEREAS, the General Partner continues to desire to make an investment vehicle available to (i) persons who are employees of the General Partner, any of its present or future affiliated entities, or their successors or assigns, (ii) such entities themselves, and (iii) such other individuals and entities as the General Partner in its sole discretion may determine; and

WHEREAS, the Partners desire to amend and restate the Prior Limited Partnership Agreement in its entirety as set forth herein;

NOW, THEREFORE, the parties hereto do hereby agree as follows.

1.	NAME; FORMATION.

The parties heretofore formed and have operated, and hereby agree to continue, the Partnership as a limited partnership under and pursuant to the Partnership Act. The name of the Partnership shall remain TUDOR FUND FOR EMPLOYEES L.P. or such other name, to the extent permitted by the Partnership Act, as the General Partner shall hereafter designate in writing to the Limited Partners. The General Partner heretofore executed and filed in the Office of the Secretary of State of the State of Delaware a Certificate of Limited Partnership (the “Certificate of Limited Partnership”) in accordance with the Partnership Act, and shall execute, file, record, and publish as appropriate such amendments to this Agreement, the Certificate of Limited Partnership, assumed name certificates, and other documents as shall be necessary or advisable as determined by the General Partner to comply with the law of any jurisdiction. Each Limited Partner shall furnish to the General Partner a power of attorney and such additional information as is required from such Partner to complete such documents, and shall execute and cooperate in the filing, recording, or publishing of such documents at the request of the General Partner.

2.	OFFICES.

The principal office of the Partnership is 1275 King Street, Greenwich, Connecticut 06831, or such other place as the General Partner may in its sole discretion designate from time to time.

The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, or such other registered office or agent or address as the General Partner may in its sole discretion designate from time to time.

3.	BUSINESS.

The Partnership’s business and purpose is to engage in any lawful act or activity for which a limited partnership may be organized under the Partnership Act, including without limitation primarily to trade, buy, sell (including to sell short), spread, swap, acquire, hold, dispose of, and deal in, commodities, currencies, futures contracts, forward contracts, foreign exchange commitments, currency exchanges, money market instruments, debt obligations and other instruments issued or guaranteed by sovereigns, governments, and supranationals and their bodies, agencies, instrumentalities, authorities, and similar issuers, bonds, debentures, notes, bills, commercial paper, repurchase and reverse repurchase agreements, standby purchase and sale agreements, financial instruments, investment contracts, investment agreements, certificates of interest, securities interests, securities of and interests in other corporations, companies, partnerships, trusts, and other entities and vehicles, swaps, swaptions, caps, floors, straddles, and collars, derivative and hybrid transactions and instruments (however designated), options on and in respect of any of the foregoing, and rights and interests in respect of, pertaining to, and in connection with, any of the foregoing, on or off exchanges and markets, in publicly offered and private placement transactions, on spot, current, future, forward, and when-issued start, delivery, settlement, and optional commitment bases, on secured and unsecured bases, and on margin, collateral, and partial and full payment bases (herein referred to collectively as “commodity interest contracts”). The objective of the Partnership’s business is and shall be appreciation of its assets through speculative trading of commodity interest contracts.

4.	TERM; DISSOLUTION.

(a) TERM. The term of the Partnership commenced on November 22, 1989 upon the filing of the Certificate of Limited Partnership in the Office of the Secretary of State of

the State of Delaware pursuant to the Partnership Act, and shall end upon the first to occur of the following: (i) December 31, 2010; (ii) the receipt by the General Partner of a notice setting forth an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Units of Limited Partnership Interest in the Partnership (“Units of Limited Partnership Interest” or “Units”) then owned by Limited Partners, which notice shall be delivered to the General Partner at least 90 days prior to the effective date of such dissolution; (iii) the withdrawal, insolvency, termination, dissolution, or liquidation of the General Partner and of any successor entity thereof, unless the business of the Partnership shall be continued by any new, remaining, or successor general partner(s) in accordance with Sections 15(a) and 18; (iv) the Partners terminate the Partnership in accordance with Section 18; (v) a decline in the Net Asset Value of a Unit (as defined in Section 8(d)(ii)) as of the end of any calendar month to less than $500; (vi) a decline in the Partnership’s aggregate Net Assets (as defined in Section 8(d)(i)) as of the end of any calendar month to less than $125,000; (vii) a determination by the General Partner in its sole discretion either that the Partnership’s assets in relation to its operating expenses make it unreasonable or imprudent to continue the business of the Partnership, or that the General Partner no longer desires to make available the Partnership to, or to operate the Partnership for, the persons permitted to become Limited Partners pursuant to this Agreement; (viii) upon the enactment of any law or the adoption of any rule, regulation, policy, or guideline by any regulatory authority having jurisdiction over the Partnership which shall make it unlawful, unreasonable, or imprudent in the sole discretion of the General Partner for the principal business of the Partnership to be continued; or (ix) the occurrence of any event requiring termination of the Partnership.

(b) DISSOLUTION. Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors, and distribution of the Partnership’s Net Assets shall be effected as soon as practicable in accordance with the Partnership Act, except that the General Partner and each Limited Partner (and any assignee) shall share in the Net Assets of the Partnership pro rata in accordance with such Partner’s respective capital account less any amount owing by such Partner (or assignee) to the Partnership.

Nothing contained in this Agreement shall impair, restrict, or limit the rights and powers of the Partners under the Partnership Act or the law of any other jurisdiction in which the Partnership shall be conducting business to reform and reconstitute themselves as a limited partnership either under terms identical to those set forth herein or any other terms which they shall deem appropriate following the dissolution of the Partnership.

5.	FISCAL YEAR.

The fiscal year of the Partnership begins on January 1st of each year and ends on the following December 31st of such year.

6.	GENERAL PARTNER’S NET WORTH.

So long as it shall remain the sole general partner of the Partnership, the General Partner shall maintain at all times its “Net Worth” at an amount not less than 10% of the total contributions to the Partnership by all Partners. For the purposes of this Section 6, Net Worth shall be calculated in accordance with United States generally accepted accounting principles applied on a consistent basis, except as specified otherwise in this Section 6, with all current assets based on their then current market values. Interests owned by the General Partner in the Partnership, notes and accounts receivable from and payable to any partnership in which the General Partner has an interest, interests owned by the General Partner in any other partnership, secured or unsecured notes of creditworthy obligors (including notes receivable from the General Partner’s “affiliates”, as such term is defined in Regulation S-X of the rules and regulations of the Securities and Exchange Commission (the “SEC”)), and letters of credit shall be included as assets in calculating Net Worth, and liabilities subordinated to the claims of general creditors shall be included in calculating Net Worth.

The General Partner shall not be a general partner of any limited partnership other than the Partnership unless, at all times when it shall be the sole general partner of the Partnership and the general partner of any such other limited partnership, its Net Worth shall be at least equal to the Net Worth required by the preceding paragraph.

The requirements of the preceding two paragraphs may be modified by the General Partner at its sole option and without notice to or consent of the Limited Partners, provided that the General Partner shall first obtain a written opinion of legal counsel that such proposed modification shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes, shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act, and shall not violate any applicable state securities or Blue Sky law or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder.

7.	CAPITAL CONTRIBUTIONS.

The General Partner heretofore contributed $1,000 in cash to the capital of the Partnership, and the Partnership issued to the General Partner one Unit of General Partnership Interest in the Partnership (“Unit of General Partnership Interest”). The net asset value of a Unit of General Partnership Interest has at all times been and shall at all times be equivalent to the Net Asset Value of a Unit of Limited Partnership Interest. At the Initial Closing (as defined below in this Section 7), the General Partner contributed to the Partnership such additional amount of cash as was necessary to make the General Partner’s aggregate capital contribution equal to the greater of (a) $200,000 or (b) the sum of (i) the lesser of $100,000 or 3% of the first $10,000,000 in aggregate capital contributions to the Partnership by all Partners and (ii) 1% of the aggregate capital contributions to the Partnership by all Partners in excess of $10,000,000. In return for such additional capital contribution, the Partnership issued to the General Partner additional Units of General Partnership Interest, each of which had an initial net asset value equivalent to the initial Net Asset Value of a Unit of Limited Partnership Interest. The General Partner, in its sole discretion, may withdraw such amounts from its interest in the Partnership without notice to or approval by the Limited Partners so long as such action shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes, shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act, and shall not violate any applicable state securities or Blue Sky law or any rules, regulations, guidelines, or statements of policy promulgated or applied thereunder. In addition, the General Partner, in its sole discretion, may contribute any greater amounts to the Partnership for which the Partnership shall issue to the General Partner additional Units of General Partnership Interest based upon the Net Asset Value of a Unit of Limited Partnership Interest at the time of such contribution.

Interests in the Partnership, other than the Units of General Partnership Interest issuable to the General Partner, are Units of Limited Partnership Interest, or Units. The initial Limited Partner heretofore contributed $1,000 in cash to the capital of the Partnership, and the Partnership issued to the initial Limited Partner one Unit. At the Initial Closing, the initial Limited Partner redeemed his one Unit and received $1,000 therefor (without interest), withdrew from the Partnership, and had no further rights or obligations as a Limited Partner except to the extent he has otherwise subscribed for Units. The remaining Partners consented to the withdrawal of the initial Limited Partner.

The General Partner, on behalf of the Partnership, has heretofore entered and may in the future enter into a selling agreement (a “Selling Agreement”) with one or more brokers, dealers, or banks, whether or not affiliated with the General Partner or any of its Affiliates (as defined in Section 17(c)) (each a “Selling Agent”), as described in the Prospectus (as defined below in this Section 7). Pursuant to a Selling Agreement, a Selling Agent may select such additional selling agents (“Additional Selling Agents”) as the Selling Agent in its sole discretion may determine. In accordance with the terms of a Selling Agreement and the Prospectus, the Partnership, through a Selling Agent and any Additional Selling Agents, shall offer Units and fractions of Units (to the fourth decimal place) for sale solely and exclusively to (i) persons who are employees of the General Partner, Tudor Investment Corporation, a Delaware corporation and an Affiliate of the General Partner (“TIC”), any of their present and future affiliated entities or persons, and their successors and assigns, (ii) the General Partner, TIC, any of their present and future affiliated entities or persons, and their successors and assigns, and (iii) such other individuals and entities as the General Partner in its sole discretion may determine, all as provided in this Agreement and in the Prospectus.

At an initial closing held on July 2, 1990 (the “Initial Closing”), the Partnership issued and sold 421 Units at a price equal to $1,000 per Unit to each subscriber whose subscription was accepted by the General Partner ($421,000 in the aggregate).

The Partnership, through the Selling Agents and any Additional Selling Agents, continues (in the sole discretion of the General Partner) to offer for sale Units and fractions of Units (to the fourth decimal place) at prices per Unit, in such minimum amounts, for such periods of time, and on such terms and conditions as the General Partner determines in its sole discretion. The continuing offering of Units shall continue until the maximum number of registered Units (including any newly-registered Units or any Units offered and sold pursuant to exemptions from the registration or qualification requirements of applicable securities laws) shall have been sold, unless the General Partner in its sole discretion shall sooner withdraw or otherwise discontinue the continuing offering. The Partnership generally issues and sells Units at closings (“Periodic Closings”) held as of the first day of each calendar quarter. Notwithstanding the foregoing, the General Partner may hold Periodic Closings at such other times as it shall determine in its sole discretion. The initial Periodic Closing during the continuing offering was held as of August 1, 1990. At each Periodic Closing, the Partnership issues and sells Units to each subscriber whose subscription is accepted by the General Partner at a price per Unit determined by the General Partner in its sole discretion; provided, however, that the sale price per Unit shall not at any time be less than 100% of the Net Asset Value of a Unit as of the date of the applicable Periodic Closing at which such Unit is sold.

At any time and from time to time, Units may be subscribed for, in the sole discretion of the General Partner, by corporate pension and profit sharing plans, 401(k) plans, Keogh plans for self-employed individuals (including partners), simplified employee pension plans, individual retirement accounts, and other employee benefit plans, whether or not maintained in the United States and whether or not subject to the Internal Revenue Code of 1986 as amended (the “Code”) or the Employee Retirement Income Security Act of 1974 as amended (“Plan Investors”), including without limitation Plan Investors owned, sponsored by, or affiliated with the General Partner, TIC, any of their present or future affiliated entities, or their successors or assigns. The General Partner shall only accept subscriptions for Units from Plan Investors to the extent that the value of each such subscription, when aggregated with the capital accounts and subscriptions for Units of all other Plan Investors, shall be less than 25% of the aggregate value of all outstanding Units after giving effect to such subscriptions, and if such subscriptions shall be otherwise timely submitted with good funds and in the proper form as described in this Agreement, the Prospectus, and any subscription documentation. Plan Investors whose subscriptions are accepted by the General Partner shall become Limited Partners and “Plan Investor Partners” upon their admission to the Partnership.

At any time and from time to time, Units may be subscribed for by the General Partner, its present and future affiliated entities, and its successors and assigns. Subscriptions for Units by such persons or any other person shall not preclude them from receiving compensation from the Partnership for services rendered by them in their respective capacities as other than Limited Partners.

All subscriptions for Units shall be irrevocable. The General Partner may in its sole discretion reject any subscription in whole or in part at any time prior to the acceptance thereof. No subscriber for Units shall become a Limited Partner until the General Partner shall accept such subscriber’s subscription at a Periodic Closing, shall execute this Agreement on behalf of such subscriber pursuant to the power of attorney in Section 14, and shall make an entry in the books and records of the Partnership reflecting that such subscriber has been admitted as a Limited Partner. Accepted subscribers shall be deemed Limited Partners at such time as their admission shall be reflected in the books and records of the Partnership.

In connection with the Partnership’s offering of Units as described in the “Prospectus” (which term shall mean the Partnership’s prospectus and disclosure document and amendments and supplements thereto, including those constituting a part of the Partnership’s registration statements under the Securities Act of 1933 as amended (the “Securities Act”)) relating to the offering of Units or any other or subsequent prospectus and disclosure document used from time to time in the offering of Units, the General Partner, on behalf of the Partnership, shall: (a) cause to be filed (i) one or more registration statements and such amendments thereto as the General Partner shall deem advisable or as may be required by applicable law, rules, or regulations with the Securities and Exchange Commission (the “SEC”) and the National Association of Securities Dealers, Inc. (the “NASD”) for the registration and public offering of Units in the United States of America and other jurisdictions, and (ii) one or more Prospectuses included in such registration statements and amendments and supplements thereto with the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”); (b) qualify Units for sale under the securities or Blue Sky laws of such states of the United States of America or other jurisdictions as the General Partner shall in its sole discretion deem advisable; (c) make other arrangements for the offering and sale of Units as the General Partner shall in its sole discretion deem necessary or appropriate, including but not limited to engaging Selling Agents and Additional Selling Agents for Units on such terms as the General Partner may determine in its sole discretion and agree upon with such agents, and effecting the offering and sale of Units pursuant to exemptions from the registration or qualification requirements of applicable securities laws; and (d) take such action with respect to the matters described in clauses (a), (b), and (c) of this paragraph as the General Partner shall deem advisable or necessary.

All Units subscribed for shall be issued subject to the collection of good funds. If at any time good funds representing payment for Units shall not be made available to the Partnership because a subscriber shall have provided a bad check or draft, other uncollectible item, or otherwise, the General Partner shall cancel the Units issued to such subscriber represented by such item, and the subscriber’s name shall be removed as a Limited Partner from the books and records of the Partnership. Any losses or profits sustained by the Partnership in connection with the Partnership’s business allocable to such canceled Units shall be deemed an increase or decrease in Net Assets and allocated among the remaining Partners as described in Section 8. Each Limited Partner shall reimburse the Partnership for any expense and loss (including any trading loss) incurred in connection with the issuance and cancellation of any Units issued to such Partner.

Capital contributions to the Partnership shall be made upon execution, acknowledgment, and delivery of documents in form and substance satisfactory to the General Partner in its sole discretion.

No additional contributions of capital shall be required of any Limited Partner during the term of the Partnership. The aggregate of all capital contributions shall be available to the Partnership to carry on its business, and no interest shall be paid by the Partnership on any such contribution.

The General Partner is authorized, in its sole discretion at any time and from time to time, to terminate and discontinue any offering of Units, in whole or in part or in respect of any particular jurisdiction.

8.	ALLOCATION OF PROFITS AND LOSSES; ACCOUNTING; RELATED MATTERS.

(a) CAPITAL ACCOUNTS. A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of his initial capital contribution to the Partnership.

(b) MONTHLY ALLOCATIONS. As of the close of business (as determined by the General Partner in its sole discretion) on the last day of each calendar month during each fiscal year of the Partnership, the following determinations and allocations shall be made:

(i) the Partnership’s Net Assets, before accrual of management fees and incentive fees payable to any Affiliate of the General Partner since the next previous determination of Net Assets, shall be determined (“Adjusted Net Assets”);

(ii) any increase or decrease in Adjusted Net Assets as compared to the next previous determination of Net Assets shall then be credited or charged to the capital accounts of the Partners in the ratio that the balance of each Partner’s capital account bears to the balance of all Partners’ capital accounts;

(iii) any accrued management fees payable to any Affiliate of the General Partner and any accrued incentive fees payable to any Affiliate of the General Partner shall then be charged to the capital accounts of the Partners other than Plan Investor Partners in the ratio that the balance of each such Partner’s capital account bears to the balance of all Partners’ capital accounts other than Plan Investor Partners’ capital accounts;

(iv) the number of Units held by each Plan Investor Partner shall then be restated to equate the per Unit value of a Plan Investor Partner’s capital account with the per Unit value of the non-Plan Investor Partners’ capital accounts, by increasing the number of Units held by a Plan Investor Partner by a number of Units equal to (aa) the product of (1) the number of Units held by all Partners other than the Plan Investor Partners and (2) the ratio of the balance of such Plan Investor Partner’s capital account to the aggregate balance of all non-Plan Investor Partners’ capital accounts, divided by (bb) the number of Units then held by such Plan Investor Partner; and

(v) the amount of any distribution to a Partner, any amount paid to a Partner on redemption of Units, and any amount paid to the General Partner upon withdrawal of its interest in the Partnership shall then be charged to that Partner’s capital account.

(c) ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. As of the end of each calendar month of the Partnership, the Partnership’s recognized profit and loss shall be allocated among the Partners pursuant to the following sub-paragraphs for United States federal income tax purposes (with any allocation of recognized gains or recognized losses consisting of pro rata shares of each item of capital or ordinary gain or loss).

(i) Any management fees payable to any Affiliate of the General Partner and any incentive fees payable to any Affiliate of the General Partner shall be allocated pro rata among the Units of Partners other than the Plan Investor Partners based on such Units outstanding as of the beginning of the month in which such items accrued.

(ii) With the exception of items allocated pursuant to subparagraph (i) above, items of ordinary income (such as interest) and ordinary expense shall be allocated pro rata among the Units of Partners based on such Units outstanding as of the beginning of the month in which the items of ordinary income and ordinary expense accrued.

(iii) Net recognized capital gain or loss from the Partnership’s trading activities shall be allocated as follows.

(aa) For the purpose of allocating the Partnership’s net realized capital gain and loss among the Partners, there shall be established an allocation account with respect to each outstanding Unit. The initial balance of each allocation account shall be the amount paid by the Partner for the Unit. The initial balance of the allocation account of any Unit created pursuant to the Unit restatement provision in Section 8(b)(iv) shall be equal to a pro rata portion of the aggregate allocation accounts of the other Units owned by the relevant Plan Investor Partner immediately prior to such Unit restatement, and the allocation accounts of such pre-existing Units held by such Plan Investor Partner shall be correspondingly reduced pro rata. Allocation accounts shall be adjusted as of the end of each month as follows:

(1) each allocation account shall be increased by the amount of income and gain which shall have been allocated to the Partner who holds the Unit pursuant to subparagraph (c)(ii) above and subparagraph (bb) below;

(2) each allocation account shall be decreased by the amount of expense and loss which shall have been allocated to the Partner who holds the Unit pursuant to subparagraphs (c)(i) and (c)(ii) above and subparagraph (dd) below and by the amount of any distribution which shall have been received by the Partner with respect to the Unit (other than on redemption of the Unit); and

(3) when a Unit shall be redeemed, the allocation account with respect to such Unit shall be eliminated.

(bb) Net recognized capital gain realized on or prior to the date a Partner redeems a Unit shall be allocated to such redeeming Partner up to the excess, if any, of the amount received upon redemption of the Unit over the allocation account attributable to the redeemed Unit. In the event the aggregate amount of net capital gain available to be allocated pursuant to this subparagraph (bb) shall be less than the aggregate amount of capital gain required to be so allocated, (1) the aggregate amount of available capital gain shall be allocated among all such Partners in the ratio which each such Partner’s excess bears to the aggregate excess of all such Partners, and (2) each Partner who has not been allocated the full amount of net recognized capital gain required to be allocated pursuant to the first sentence of this subparagraph (bb) shall be allocated, after any allocations required by the first sentence of this subparagraph (bb) in respect of Partners who redeem Units on subsequent redemption dates, net capital gain realized after such Partner’s date of redemption up to the amount of any such deficiency.

(cc) Net recognized capital gain remaining after the allocation thereof pursuant to subparagraph (bb) above shall be allocated next among all Partners whose capital accounts shall be in excess of their Units’ allocation accounts (after the adjustments in subparagraph (bb) above) in the ratio that each such Partner’s excess shall bear to all such Partners’ excesses. In the event that gain to be allocated pursuant to this subparagraph (cc) shall be greater than the excess of all such Partners’ capital accounts over all such allocation accounts, the excess gain shall be allocated among all Partners in the ratio that each Partner’s capital account shall bear to all Partners’ capital accounts.

(dd) Net recognized capital loss realized on or prior to the date a Partner redeems a Unit shall be allocated to such redeeming Partner up to the excess, if any, of the allocation account attributable to the redeemed Unit over the amount which shall have been received upon redemption of the Unit. In the event the aggregate amount of net capital loss available to be allocated pursuant to this subparagraph (dd) shall be less than the aggregate amount of net capital loss required to be so allocated, (1) the aggregate amount of available capital loss shall be allocated among all such Partners in the ratio which each such Partner’s excess bears to all such Partners’ excesses, and (2) each Partner who has not previously been allocated the full amount of net recognized capital loss required to be allocated pursuant to the first sentence of this subparagraph (dd) shall be allocated, after any allocations required by the first sentence of this subparagraph (dd) in respect of Partners who redeem Units on subsequent redemption dates, net capital loss realized after such Partner’s date of redemption up to the amount of any such deficiency.

(ee) Net recognized capital loss remaining after the allocation thereof pursuant to subparagraph (dd) above shall be allocated next among all Partners whose Units’ allocation accounts shall be in excess of their capital accounts (after the adjustments in subparagraph (dd) above) in the ratio that each such Partner’s excess shall bear to all such Partners’ excesses. In the event that loss to be allocated pursuant to this subparagraph (ee) shall be greater than the excess of all such allocation accounts over all such Partners’ capital accounts, the excess loss shall be allocated among all Partners in the ratio that each Partner’s capital account shall bear to all Partners’ capital accounts.

(iv) The tax allocations prescribed by this Section 8(c) shall be made to each holder of a Unit, whether or not the holder is a substituted Limited Partner. In the event that a Unit shall have been transferred pursuant to Section 11(a), the allocations prescribed by this Section 8(c) shall be made with respect to such Unit without regard to the transfer, except that in the month of transfer the allocations prescribed by this Section 8(c) shall be divided between the transferor and the transferee based on the number of calendar days each held the transferred Unit during such month. For purposes of this Section 8(c), tax allocations shall be made to the General Partner’s Units of General Partnership Interest on a Unit of Limited Partnership Interest-equivalent basis.

(v) The allocation of profit and loss for federal income tax purposes set forth in this Section 8(c) is intended to allocate taxable profits and losses among Partners generally in the ratio and to the extent that net profit and net loss shall be allocated to such Partners under Section 8(b), so as to eliminate to the extent possible any disparity between a Partner’s capital account and his allocation account, consistent with the principles set forth in Section 704 of the Code and the regulations promulgated thereunder.

(d) DEFINITIONS; ACCOUNTING.

(i) The Partnership’s “Net Assets” shall mean the total assets of the Partnership (including but not limited to all cash and cash equivalents (valued at cost), accrued interest and amortization of original issue discount, and the market value of all open commodity interest contract positions and all other assets of the Partnership) less the total liabilities of the Partnership (including but not limited to legal, accounting, and auditing fees, organizational and offering expenses, brokerage commissions and fees and other transaction costs, management fees and incentive fees payable to trading advisors, and extraordinary expenses, whether incurred or accrued), determined in accordance with the principles specified in this Section 8(d)(i) or, where no principle is specified, in accordance with United States generally accepted accounting principles consistently applied under the accrual basis of accounting. The market value of a commodity interest contract traded on a United States exchange or market shall mean the settlement price on the exchange or market on which such contract is traded by the Partnership on the day with respect to which Net Assets shall be determined; provided, however, that if a commodity interest contract could not have been liquidated on such day due to the operation of daily limits or other rules of the exchange or market upon which such contract was traded or otherwise, the settlement price on the first subsequent day on which such contract could have been liquidated shall be the market value of such contract for such day. The market value of a forward contract, a futures contract traded on a foreign exchange or market, a swap contract, or other off-exchange contract, instrument, or transaction shall mean its market value as determined by the General Partner in its sole discretion on a basis consistently applied.

(ii) The “Net Asset Value” of a Unit shall mean the Net Assets allocated to capital accounts represented by Units of Limited Partnership Interest divided by the number of such Units outstanding on the date of calculation; and the “Net Asset Value” of a Unit of General Partnership Interest shall mean the Net Assets allocated to capital accounts represented by Units of General Partnership Interest divided by the number of such Units of General Partnership Interest outstanding at the time of calculation.

(e) EXPENSES AND LIMITATIONS THEREOF. The General Partner, out of its own funds, heretofore paid all of the costs incurred in connection with the organization of the Partnership and the initial offering of Units. Such costs included all expenses incurred during the initial offering in connection with and directly and indirectly relating to the formation, qualification, and registration of the Partnership and the Units, the preparation of any registration statements and Prospectuses relating to the Partnership and the Units, and the offering, distribution, and processing of the Units under applicable federal, state, and foreign law, including but not limited to legal, accounting, and auditing fees, printing costs, filing fees, escrow fees, sales and marketing expenses, and other related expenses. The General Partner also heretofore paid and shall continue to pay the costs of printing and mailing registration statements, Prospectuses, and reports for solicitation purposes, and the costs of preparing such registration statements and Prospectuses.

The Partnership heretofore paid and shall continue to pay its ordinary operating expenses, including expenses for services provided by third parties (whether or not affiliated with the General Partner or any of its Affiliates) selected by the General Partner. Such expenses shall include without limitation management fees and incentive fees, legal, accounting, auditing, escrow, recordkeeping, administration, computer, research, and clerical fees and expenses, expenses incurred in preparing reports and tax information to Limited Partners and regulatory authorities, expenses of printing and mailing registration statements, Prospectuses, and reports to Limited Partners (but not for solicitation purposes), expenses for specialized administrative services, other printing and duplication expenses, other mailing costs, and filing fees. The Partnership shall also be obligated to pay any extraordinary expenses it may incur. The General Partner shall not be reimbursed by the Partnership for any costs incurred by it relating to office space, equipment, and staff necessary for the Partnership’s operations and administration of the sale and redemption of Units.

The Partnership shall also pay any taxes and all expenses incurred in connection with its trading activities, including but not limited to all margins, option premiums, brokerage, floor, exchange, clearing, clearinghouse, principal, and NFA commissions and fees, other transaction costs and expenses, delivery, insurance, and storage expenses, costs of transmission equipment for trading activities, and related expenses.

Appropriate reserves may, in the sole discretion of the General Partner, be created, accrued, and charged against the Partnership’s assets for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.

If the Partnership shall be deemed to be an entity separately subject to federal, state, local, or foreign income tax (whether or not such tax shall be payable or shall have been paid by the Partnership or the General Partner, although the General Partner shall not be obligated to do so), each Limited Partner (or assignee, if any) shall be liable for and shall pay to the Partnership or the General Partner any income taxes due and payable or paid to such jurisdiction, within ten days after the General Partner’s request therefor, in an amount equal to the ratio by which the number of Units held by each Limited Partner (or assignee) shall bear to the number of Units held by all Limited Partners as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the period for which such tax shall have been assessed. Alternatively, if the Partnership and/or the General Partner shall have paid any such tax out of its/their own funds (although the General Partner shall not be obligated to do so), upon a distribution of funds to a Limited Partner (or assignee) or a redemption of Units by a Limited Partner (or assignee), all amounts of such taxes may be deducted from the proceeds from such distribution or redemption and reimbursed to the Partnership and/or the General Partner.

(f) LIMITED LIABILITY OF LIMITED PARTNERS. Each Unit, when issued to a Partner, shall be fully paid and nonassessable. A Limited Partner’s capital contribution shall be subject to the risks of the Partnership’s business. However, except as provided otherwise in this Agreement, the General Partner shall be liable for all debts, losses, and other obligations of the Partnership to the extent that the Partnership’s assets (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge such debts, losses, and other obligations.

Except as provided otherwise in this Agreement, no Limited Partner shall be liable for the Partnership’s debts, losses, or other obligations in excess of his unredeemed capital contribution and undistributed profits, if any; provided, however, that if the Partnership shall be unable to pay its debts, losses, and other obligations, a Limited Partner may be required to repay to the Partnership amounts which shall have been paid to him in compliance with the Partnership Act, other applicable laws, rules, and regulations, and this Agreement and amounts which shall have been paid to him in violation of the Partnership Act, other applicable law, rule, or regulation, or this Agreement by way of redemption, distribution, or otherwise, together with interest thereon which shall represent a return of capital and which shall be necessary to discharge the Partnership’s liability to creditors who shall have extended credit to the Partnership during the period in which the capital contribution shall have been held by the Partnership. The Partnership shall make a claim against a Limited Partner with respect to amounts of his capital distributed to him, received by him upon redemption of Units, or otherwise paid to him in compliance with the Partnership Act, other applicable laws, rules, and regulations, and this Agreement only within one year following the date that such payments shall have been made to him or on his behalf (or to the extent provided otherwise under the Partnership Act or other applicable law, rule, or regulation) and only if the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amounts. The Partnership shall make a claim against a Limited Partner with respect to amounts of his capital distributed to him, received by him upon redemption of Units, or otherwise paid to him in violation of the Partnership Act, other applicable law, rule, or regulation, or this Agreement only within six years following the date that such payments shall have been made to him (or to the extent provided otherwise under the Partnership Act or other applicable law, rule, or regulation) and only if the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise to them together with interest thereon, but shall not include any right of contribution of the General Partner except to the extent previously made by it in accordance with this Agreement) shall be insufficient to discharge the liabilities of the Partnership which shall have arisen prior to the payment of such amounts.

In addition to the foregoing, Limited Partners may incur liability, for which there shall be no limitation thereon: (i) if a Limited Partner fails to provide good funds as payment for his Units and such Partner’s Units shall be canceled by the Partnership and losses or expenses shall be incurred as a result thereof as provided in Section 7; (ii) if the Partnership shall be deemed an entity separately subject to federal, state, local, or foreign taxes, with Partners bearing such tax liability pro rata in accordance with the respective capital accounts of the Partners as provided in Section 8(e); (iii) if the Partnership shall be required to withhold tax on certain income of the Partnership allocable to a Partner (or assignee thereof) or the Partnership as provided in Section 9(c); (iv) if a Limited Partner is required to indemnify the Partnership in accordance with Section 17(d); or (v) if the subscription documentation delivered by a Limited Partner in connection with his purchase of Units shall contain any misstatements or omissions.

(g) LENDER AS PARTNER. No creditor who shall make a loan to the Partnership may have or acquire, at any time as a result of making the loan, any direct or indirect interest in the profits, capital, or property of the Partnership, other than as a secured creditor or other than as a result of the exercise of the rights thereof.

(h) RETURN OF LIMITED PARTNERS’ CAPITAL CONTRIBUTIONS. Except to the extent that a Limited Partner shall have the right to withdraw capital through redemption of Units in accordance with Section 11(b), no Limited Partner shall have any right to demand the return of his capital contribution and any profits added thereto except upon termination and dissolution of the Partnership. No Partner shall be paid interest on any capital contribution to the Partnership or on such Partner’s capital account. In no event shall a Limited Partner be entitled to demand or receive from the Partnership property other than cash. No Partner shall have the right to bring an action for partition against the Partnership.

(i) DISTRIBUTIONS. The General Partner shall have sole discretion in determining the amount and frequency of distributions (other than on voluntary redemption of Units), if any, the Partnership shall make to its Partners; provided, however, that no Partner shall receive a distribution to the extent that, after giving effect to such distribution, all liabilities of the Partnership (other than liabilities to Partners on account of their Partnership interests) shall exceed the fair market value of the Partnership’s assets. All distributions shall be pro rata in accordance with the respective capital accounts of the Partners.

If, pursuant to applicable law, the Partnership shall have been required to pay or withhold tax on certain income of the Partnership allocable to a Limited Partner (or assignee thereof) and the Partnership and/or the General Partner shall have paid out of its/their own funds such tax in accordance with Sections 8(e) or 9(c) (although the General Partner shall not be obligated to do so), upon a distribution to such Limited Partner (or assignee) all amounts of such taxes may be deducted from the amount of such distribution and reimbursed to the Partnership and/or the General Partner.

(j) GENERAL PARTNER AS LIMITED PARTNER. The General Partner shall also be a Limited Partner to the extent that the General Partner purchases Units of Limited Partnership Interest or purchases or becomes a transferee of all or any part of the Units held by a Limited Partner, and to such extent shall be treated in all respects as a Limited Partner and the consent of the Limited Partners to such transfer to a General Partner shall not be required.

9.	MANAGEMENT.

(a) MANAGEMENT OF PARTNERSHIP. Except as provided otherwise in this Agreement, the General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership, including without limitation the investment of the Partnership’s assets and the negotiation, execution, delivery, and performance of agreements necessary or desirable to carry out the purposes, business, and objectives of the Partnership and otherwise effectuate the provisions of this Agreement. No Limited Partner, in its/his capacity as such, shall have the power to transact business for, represent, act for, sign for, or bind the General Partner or the Partnership. Except as provided otherwise in this Agreement, no Limited Partner, in its/his capacity as such, shall be entitled to any salary, draw, or other compensation from the Partnership on account of any investment in the Partnership. Each Limited Partner shall furnish to the General Partner such information as may be determined by the General Partner to be required or appropriate for the Partnership to open and maintain accounts with brokerage firms for the purpose of the Partnership’s trading activities.

In addition to and not in limitation of any rights and powers conferred by law or by this Agreement and except as limited, restricted, or prohibited by this Agreement, the General Partner shall have and may exercise, for and on behalf of the Partnership, and the Limited Partners, all powers and rights necessary, proper, convenient, and advisable to effectuate and carry out the purposes, business, and objectives of the Partnership, and shall have and possess the same rights and powers as a general partner in a partnership without limited partners formed under the law of the State of Delaware.

The General Partner shall have fiduciary responsibility for the safekeeping of all of the funds and assets of the Partnership, whether or not in the General Partner’s immediate possession or control. Except as provided otherwise in this Agreement, the General Partner shall neither employ nor permit another person to employ the Partnership’s funds or assets in any manner other than for the benefit of the Partnership.

The General Partner, for and on behalf of the Partnership, may retain one or more trading advisors (which may include officers, employees, and Affiliates of the General Partner or of its Affiliates, or the General Partner itself) to make trading decisions for the Partnership, and may delegate complete trading discretion to such advisor or advisors; provided, however, that the General Partner may override any trading instructions which it in its sole discretion shall determine to be in violation of any trading policy of the Partnership or as or to the extent necessary to fund distributions or redemptions, to effect the allocation or reallocation of the Partnership’s assets among trading advisors if more than one trading advisor shall be retained by the General Partner, or to pay the Partnership’s expenses; and provided further that the General Partner may make trading decisions at any time at which a trading advisor for the Partnership shall become incapacitated or unavailable or some other emergency shall arise as a result of which such advisor shall be unable or unwilling to act or no trading advisor shall then be retained by the Partnership and the General Partner shall not have yet retained a successor trading advisor. Notwithstanding the foregoing, the General Partner may consult with and receive recommendations from its Affiliates and their employees regarding the allocation and reallocation of assets among and the retention and termination of trading advisors for the Partnership; provided, however, that the General Partner in its sole discretion and judgment shall be responsible for making all final determinations regarding such matters.

The General Partner, on behalf of the Partnership, shall be authorized and directed: (i) to enter into the advisory agreement with TIC described in the Prospectus and to cause the Partnership to pay TIC the fees described in the Prospectus and in such advisory agreement; (ii) to modify (including changing the form and amount of compensation and other arrangements and terms) or terminate such advisory agreement in its sole discretion in accordance with the terms of such agreement, and to employ from time to time other trading advisors for the Partnership (which may include officers, employees, and Affiliates of the General Partner or of its Affiliates, or the General Partner itself) pursuant to advisory agreements having such terms and conditions and providing for such form and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership and consistent with applicable laws, rules, and regulations, which terms may include provision for the payment of a fixed management fee and/or an incentive fee to new or replacement trading advisors, and any such incentive fee may be based upon trading profits which shall be earned by such trading advisors irrespective of whether such profits shall exceed trading losses which shall have been previously incurred or shall be concurrently incurred by other trading advisors or by the Partnership as a whole; (iii) to enter into a customer agreement with Bellwether Partners LLC, a Delaware limited liability company and an Affiliate of the General Partner (“BPL”), as described in the Prospectus; (iv) to enter into customer agreements with such futures commission merchants, introducing brokers, clearing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms as described in the Prospectus; (v) to cause the Partnership to pay BPL and such other brokers, dealers, and firms the commissions, fees, charges, mark-ups, and other transaction costs as described in the Prospectus and in the agreements with such persons or as agreed upon from time to time between the General Partner and BPL and such other brokers, dealers, and firms; (vi) to modify (including changing the form and amount of compensation and other arrangements and terms) and terminate such customer agreements in the sole discretion of the General Partner in accordance with the terms of such agreements; (vii) to employ from time to time other futures commission merchants, clearing brokers, introducing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms (which may include Affiliates of the General Partner or of its Affiliates, or the General Partner itself) pursuant to agreements having such terms and conditions and providing for such term and amount of compensation as the General Partner in its sole discretion shall deem to be in the best interests of the Partnership; and (viii) in furtherance of the Partnership’s trading activities, purposes, business, and objectives, to provide guarantees, indemnities, margin, collateral, undertakings, credit support and enhancement, and similar assurances to banks, financial institutions, counterparties, brokers, dealers, customers, and other persons (including but not limited to BPL, other Affiliates of the General Partner, principals, stockholders, directors, officers, or employees of the General Partner or any of its Affiliates, or partnerships, corporations, companies, trusts, or other entities for which the General Partner or any of its Affiliates acts as general partner, operator, sponsor, or advisor or otherwise manages or controls (“Interested Persons”)) with regard to obligations incurred by futures commission merchants, clearing brokers, introducing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms employed by the Partnership or its counterparties or agents or employed by other persons (including but not limited to Interested Persons), and to enter into related agreements (including but not limited to contribution, indemnity, margin, collateral, credit support and enhancement, and other similar agreements with Interested Persons), it being understood and agreed that, pursuant to such guarantees, arrangements, and agreements, the Partnership may make and take actual physical delivery of the items underlying commodity interest contracts, may be subject to risks of defaults and failures and other risks, and may be liable (primarily, secondarily, or contingently) for the obligations of other persons (including but not limited to Interested Persons), provided in each such case that the General Partner shall first determine in its sole discretion that such guarantees, arrangements, and agreements may result in better trade execution or pricing or increased confidentiality with respect to the Partnership’s trading activities or is otherwise beneficial to the Partnership.

The General Partner shall review from time to time, and at least once a year, the commission rates and other transaction fees charged to the Partnership. Based upon such review, comparisons to the commission rates and fees charged by other major futures commission merchants, introducing brokers, clearing brokers, floor brokers, foreign exchange brokers and dealers, broker-dealers, and brokerage firms for similar services rendered to accounts the size and type of the partnership’s account, the General Partner’s knowledge of the reasonableness of commission rates generally, the trading volume of the Partnership, and the circumstances of the Partnership, the General Partner shall ensure that the rates and fees being charged to the Partnership are reasonable and competitive in relation to rates and fees charged by other brokers and dealers for similar services to entities comparable in size and trading activity to the Partnership.

(b) TRADING POLICIES. The General Partner shall require the Partnership’s trading advisors to follow, and shall monitor their compliance with, such trading policies as the General Partner may determine in its sole discretion from time to time, as well as the following trading policies.

(i) The Partnership shall not borrow or lend money to any Partner or other person, except that the foregoing shall not prohibit: (aa) depositing margin and collateral with respect to the initiation and maintenance of commodity interest contract positions; (bb) obtaining and utilizing lines of credit and settlement and delivery lines for the trading of forward contracts, currency contracts, swaps, and related contracts and entering into guarantees, arrangements, and agreements in connection therewith; or (cc) guaranteeing obligations of any person or entering into any other arrangement or agreement contemplated by clause (viii) of the fifth paragraph of Section 9(a).

(ii) The Partnership shall not permit “churning” of its assets.

(iii) The Partnership shall not employ the trading technique commonly known as “pyramiding”, in which the speculator uses unrealized profits on existing positions in a given commodity interest contract due to favorable price movement as margin specifically to buy or sell additional positions in the same or a related commodity interest contract. However, open trade equity may be taken into account when determining the size of positions to be taken in all commodity interest contracts, and the Partnership may add to existing commodity interest contract positions in its portfolio provided that such action shall be consistent with the foregoing restriction.

The General Partner shall not approve any material change in the foregoing three trading policies without obtaining prior written approval of Limited Partners owning more than 50% of the Units then owned by Limited Partners.

(c) ADDITIONAL OBLIGATIONS AND RESPONSIBILITIES OF GENERAL PARTNER. The General Partner shall take such other actions as it may deem necessary or desirable in its sole discretion to manage the business of the Partnership, including but not limited to: (i) entering into, executing, delivering, and maintaining contracts and agreements, including without limitation account opening agreements and documents, applications, subscriptions, investment letters, investment agreements, management agreements, advisory agreements, powers of attorney, trading and investment authorizations, appointments of agents, purchase agreements, sale agreements, brokerage and clearing agreements, margin agreements, escrow agreements, custody agreements, solicitation agreements, swap agreements, collateral, pledge, and security agreements, financing statements, assignments, guarantees, indemnities, contribution agreements, keep-well agreements, credit support and enhancement agreements, incumbency certificates, confirmations, underwriting and selling agreements, consulting agreements, letters of liquidation, arbitration agreements, hedging certifications and agreements, risk disclosure statements, give-up agreements, disclosure documents, settlement agreements, court, arbitration, and regulatory authority agreements, applications, certifications, documents, and instruments, authorizations to close accounts, authorizations to transfer funds, securities, commodities, currencies, and other property, and any and all other instruments; (ii) doing and performing all such things as shall be in furtherance of the Partnership’s purposes or necessary or appropriate for the conduct of the Partnership’s business, including without limitation opening, maintaining, and closing brokerage accounts, clearing accounts, mutual fund accounts, bank accounts, margin, collateral, and security accounts, escrow accounts, custodial accounts, and other accounts; (iii) transferring the care and custody of securities, commodities, currencies, and funds to banks, brokers, dealers, clearing agencies, custodians, and other depositories and agents pursuant to bank, brokerage, clearing, safekeeping, custody, escrow, and other arrangements; (iv) making withdrawals, transfers, payments, and additions of funds, securities, commodities, currencies, and other property and instruments from and to said accounts; (v) collecting and receiving confirmation statements, statements of account, reports, and other communications from brokers, dealers, counterparties, banks, agents, mutual funds, custodians, and agents; (vi) making, executing, certifying, signing, endorsing, pledging, hypothecating, and delivering checks, drafts, notes, acceptances, bills of exchange, deposits, bills of lading, warehouse receipts, letters of credit, lines of credit, and negotiable instruments; (vii) depositing, withdrawing, paying, retaining, and distributing the Partnership’s assets in any manner consistent with this Agreement; (viii) investing and directing the investment and reinvestment of assets of the Partnership; (ix) paying and authorizing the payment of distributions to Partners and expenses of the Partnership; and (x) preparing and filing in a timely manner all reports, filings, and registrations which shall be required from time to time by applicable legal, governmental, and regulatory authorities.

The Partnership’s assets are and shall be deposited with such banks, futures commission merchants, clearing brokers, foreign exchange brokers and dealers, broker-dealers, brokerage firms, custodians, and/or other depositories as the General Partner in its sole discretion may determine from time to time, and such assets shall be used for the Partnership’s trading. The General Partner shall endeavor to place as much of the Partnership’s assets as is practicable in governmental debt securities and other interest-bearing securities, investments, and accounts for the account of the Partnership or otherwise arrange for interest and other amounts to be credited to such assets. The Partnership shall receive all interest income and other amounts earned on such securities, investments, and accounts.

The General Partner shall make any and all elections on behalf of the Partnership under the Code and any other applicable federal, state, local, or foreign tax law as the General Partner shall determine to be in the best interests of the Partnership. The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any federal, state, local, or foreign tax returns which shall be required to be filed by the Partnership. The General Partner shall cause the Partnership to pay any taxes payable by the Partnership; provided, however, that the General Partner shall not be required to cause the Partnership to pay any tax so long as the General Partner or the Partnership shall in good faith and by appropriate legal proceedings be contesting the validity, applicability, or amount of such tax without materially endangering any rights or interests of the Partnership.

The General Partner shall be authorized to perform all duties imposed by Sections 6221 through 6232 of the Code on the General Partner as “tax matters partner” of the Partnership, including but not limited to: (i) conducting all audits and other administrative proceedings with respect to Partnership tax items; (ii) extending the statute of limitations for all Limited Partners with respect to Partnership tax items; (iii) filing petitions with appropriate federal courts for review of final Partnership administrative adjustments; and (iv) entering into a settlement with the Internal Revenue Service on behalf of and binding upon those Limited Partners having less than a 1% interest in the Partnership, unless a Limited Partner shall have notified the Internal Revenue Service and the General Partner that the General Partner shall not act on such Partner’s behalf. The General Partner shall be authorized to retain and compensate attorneys, accountants, and auditors to assist the General Partner in carrying out its obligations as tax matters partner.

If, pursuant to applicable law, the Partnership shall be required to withhold tax on certain income of the Partnership allocable to a Partner (or assignee thereof), whether or not such tax shall be payable or shall have been paid by the Partnership or the General Partner (although the General Partner shall not be obligated to do so), each Limited Partner (or assignee, if any) shall be liable for and shall pay to the Partnership or the General Partner such amount of tax, within ten days after the General Partner’s request therefor. Alternatively, if the Partnership and/or the General Partner shall have paid any such tax out of its/their own funds (although the General Partner shall not be obligated to do so), upon a distribution of funds to such Partner (or assignee) or a redemption of Units by such Partner (or assignee), all amounts of such taxes may be deducted from the proceeds from such distribution or redemption and reimbursed to the Partnership and/or the General Partner.

The General Partner shall keep at the principal office of the Partnership such books and records relating to the business of the Partnership (including subscription documentation and records necessary to substantiate that Units were sold to subscribers for whom such securities were suitable at the time of purchase) as the General Partner deems necessary or advisable in its sole discretion or as shall be required by applicable regulatory authorities. To the extent required by CFTC regulations and for any purpose related to a Limited Partner’s interest as a limited partner in the Partnership, such books and records shall be available to a Limited Partner or his authorized attorney or agent for inspection and copying during normal business hours of the Partnership, and upon request the General Partner shall send copies of the same to any Limited Partner upon payment by him of reasonable reproduction and distribution costs. A Limited Partner shall give the General Partner at least 24 hours’ prior written notice for such inspection and copying by such Partner or his authorized attorney or agent. Any subscription documentation shall be retained by the Partnership for not less than six years.

The General Partner shall submit to any state securities or Blue Sky authority any information required to be filed with such authority, including without limitation reports and statements required to be distributed to Limited Partners.

Except as provided or permitted otherwise in this Agreement or with the approval of the General Partner and in accordance with applicable laws, rules, and regulations, no person shall receive, directly or indirectly, any advisory, management, or incentive fee for investment advice furnished to the Partnership who shall also share or participate in brokerage, floor, exchange, clearing, clearinghouse, or principal commissions or fees paid by the Partnership, and no broker or dealer for the Partnership shall pay, directly or indirectly, rebates or give-ups to the General Partner or any other trading advisor for the Partnership. Such prohibitions shall not be circumvented by any reciprocal business arrangements. Assets of the Partnership shall not be commingled with assets of any other person. The Partnership’s deposit of margin, collateral, and assets with banks, futures commission merchants, clearing brokers, foreign exchange brokers or dealers, broker-dealers, brokerage firms, custodians, escrow agents, or other depositories and the segregation of any such amounts by such persons in accordance with CFTC regulations, and the Partnership’s entry into, and performance under, any guarantee, arrangement, or other agreement contemplated by clause (viii) of the fifth paragraph of Section 9(a) shall not constitute commingling.

The General Partner shall devote such time and resources to the Partnership’s business and affairs as it in its sole discretion shall deem necessary or advisable to effectively manage the Partnership. Subject to Section 6, any Partner or affiliate of any Partner may engage in or possess any interest in other business ventures of any kind, nature, or description, independently or with others, whether such ventures are competitive with the Partnership or otherwise. Neither the Partnership nor any Partners shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper, and no Partner shall be required to refrain from any other venture or disgorge any profits derived from any other venture.

The General Partner may, consistent with applicable laws, rules, and regulations, engage and compensate, on behalf of the Partnership and from the Partnership’s funds, such persons and entities (including attorneys, accountants, and auditors, persons and entities affiliated with the General Partner, and officers, employees, and Affiliates of the General Partner) as the General Partner in its sole discretion shall deem necessary or advisable for the conduct and operation of the business of the Partnership.

The General Partner in its sole discretion shall prosecute, defend, settle, or compromise actions or claims at law or in equity at the Partnership’s expense as may be necessary or proper to enforce or protect the Partnership’s interests. The General Partner shall satisfy any judgment, decree, or decision of any court or governmental or regulatory authority or any settlement of any suit or claim prior to judgment or final decision thereon, first out of any insurance proceeds available therefor, next out of the Partnership’s assets, and thereafter out of the General Partner’s assets.

Persons dealing with the General Partner shall not be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any fact or circumstances bearing upon the existence of its authority.

10.	AUDITS; REPORTS TO LIMITED PARTNERS.

The Partnership’s books shall be audited annually by an independent public accounting firm selected by the General Partner in its sole discretion. The General Partner shall use its best efforts to cause each Partner to receive: (a) within 90 days after the close of each fiscal year of the Partnership a certified annual report containing audited financial statements (including a statement of income and a statement of financial condition) of the Partnership for the fiscal year last ended, prepared in accordance with generally accepted accounting principles applied on a consistent basis and accompanied by a report of the accounting firm which audited such statements, and such other information as the CFTC and the NFA from time to time shall require in annual reports; (b) within 90 days after the close of each fiscal year of the Partnership such tax information relating to the Partnership as shall be necessary for such Partner to complete such Partner’s federal income tax return; (c) within 30 days after the close of each calendar month, such financial and other information with respect to the Partnership as the CFTC and the NFA from time to time shall require in monthly reports (including without limitation a statement showing the individual and aggregate amounts of fees, compensation, brokerage commissions and fees, and other expenses and costs paid by the Partnership); and (d) at such times as shall be necessary or advisable in the General Partner’s sole discretion, such other information as the CFTC and the NFA from time to time shall require under the Commodity Exchange Act as amended to be given to participants in commodity pools.

If any of the following events occurs, notice of such event shall be mailed to each Limited Partner within seven business days after the occurrence of such event: (i) any amendment to this Agreement which shall have been made in accordance with Section 18; (ii) a decrease in the Net Asset Value of a Unit to or below 50% of the Net Asset Value for the fiscal year-end most recently reported to Limited Partners; (iii) any change in general partners; or (iv) any change in the Partnership’s fiscal year. Such notice shall describe any voting rights of the Limited Partners as set forth in Section 18.

The approximate Net Asset Value of a Unit shall be determined daily by the General Partner, and the most recent approximate Net Asset Value shall be promptly supplied in writing to any Limited Partner after the General Partner shall have received a written request therefor from such Partner.

11.	TRANSFER AND REDEMPTION OF UNITS.

(a) TRANSFER. A Limited Partner may transfer, assign, pledge, or encumber his Units only as provided in this Section 11(a). A Limited Partner may transfer, assign, pledge, or encumber his Units solely and exclusively to or for the benefit of (i) another person who is an employee of the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns, (ii) the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns, or (iii) such other person or entity as the General Partner in its sole discretion may determine. A Limited Partner may not make a partial transfer, assignment, pledge, or encumbrance of his Units which would reduce the Net Asset Value of the Units retained by such Partner (after giving effect to such transfer, assignment, pledge, or encumbrance) to less than the amount of the minimum investment required by the Partnership of new Limited Partners at the time of such transfer, assignment, pledge, or encumbrance, and any proposed partial transfer, assignment, pledge, or encumbrance, if permitted under this Agreement, shall be honored only to the extent it complies with such limitation. No transferee, assignee, pledgee, or secured creditor of Units may become a substituted Limited Partner unless the General Partner first consents to such substitution in writing, which consent the General Partner may withhold in its sole discretion. Notwithstanding the foregoing, the General Partner may in its sole discretion waive any of the foregoing restrictions and limitations.

Any transfer, assignment, pledge, or encumbrance of Units which shall be permitted hereunder shall be effective as of the close of business (as determined by the General Partner its sole discretion) on the last day of the calendar month in which such transaction shall have occurred; provided, however, that the Partnership need not recognize any transfer, assignment, pledge, or encumbrance until the General Partner shall have received at its principal office at least 30 days’ prior written notice of such proposed transaction from the transferring

Limited Partner. Such notice shall be signed by the transferring Limited Partner and shall set forth the name, residence address, and social security or taxpayer identification number of the proposed transferee, assignee, pledgee, or secured creditor, the number of Units that shall be proposed to be transferred, assigned, pledged, or encumbered, and a certification that the proposed transferee, assignee, pledgee, or secured creditor is a person permitted to own and hold Units as provided in the first paragraph of this Section 11(a). If so requested by the General Partner, the transferring Limited Partner’s signature shall be guaranteed by a commercial bank which is a member of the Federal Deposit Insurance Corporation, a trust company, or a member of either a United States registered national securities exchange or the NASD, other than a sole proprietor. The guarantees shall be signed by an authorized signatory of the bank, trust company, or member firm, and “Signature Guaranteed” shall appear with the signature. Signature guarantees by savings banks, savings and loan associations, and notaries public shall not be accepted. Signature guarantees may be waived by the General Partner in its sole discretion. The General Partner may request further documentation from entities, executors, administrators, trustees, or guardians. Prior to the General Partner’s actual receipt at its principal office of the foregoing notice from a Limited Partner, the General Partner shall be entitled to recognize the exclusive right of the person registered in the Partnership’s books and records as the owner of Units, and shall not be liable for any actions taken by it in reliance upon the Partnership’s books and records (including transmitting reports, tax information, and notices as provided under Section 10, reporting tax information to governmental and regulatory authorities, and making distributions).

No transfer, assignment, pledge or encumbrance of Units shall be permitted unless the General Partner shall be satisfied that such transaction: (i) shall not involve a transfer, assignment, pledge, or encumbrance to or for the benefit of a minor or incompetent, or a person who shall be insolvent after such transaction, or a person who is not permitted to own and hold Units as provided in the first paragraph of this Section 11(a); (ii) shall not violate this Section 11(a); (iii) shall not violate the Partnership Act; (iv) shall not violate the Securities Act, any applicable state securities or Blue Sky laws, or any applicable foreign laws; (v) shall not adversely affect the classification of the Partnership as a partnership for federal income tax purposes; or (vi) shall not adversely affect the status of Limited Partners as limited partners under the Partnership Act. Any such purported or attempted transfer, assignment, pledge, or encumbrance in violation of the preceding provisions shall be null, void, and ineffectual, and need not be recognized by the Partnership.

A Limited Partner who shall transfer, assign, pledge, or encumber his Units shall remain liable to the Partnership as provided under the Partnership Act, regardless of whether his transferee, assignee, pledgee, or creditor shall become a substituted Limited Partner. Any transferee, assignee, pledgee, or creditor of Units who shall not have been admitted to the Partnership as a substituted Limited Partner shall not have any of the rights of a Limited Partner, except that such person shall receive that share of capital and profits and shall have that right of redemption to which his transferor, assignor, pledgor, or debtor shall have been entitled, and shall remain subject to the other terms of this Agreement binding upon Limited Partners. A Limited Partner shall bear all costs (including attorneys’, accountants’, and other fees) related to a transfer, assignment, pledge, or encumbrance of his Units.

If a transferee, assignee, pledgee, or creditor shall become a substituted Limited Partner in accordance with this Section 11(a), the General Partner shall be authorized to execute, file, record, and publish, for and on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary or desirable to reflect such substitution. No transferee, assignee, pledgee, or creditor shall become a Limited Partner until the General Partner shall execute this Agreement on behalf of such person pursuant to the power of attorney in Section 14 and shall make an entry in the books and records of the Partnership reflecting that such person has been admitted as a Limited Partner. Such person shall be deemed a Limited Partner at such time as such admission shall be reflected in the books and records of the Partnership.

(b) REDEMPTION. Except as provided otherwise below in this Section 11(b), a Limited Partner (or any assignee thereof) may withdraw, effective as of the last day of any calendar quarter (or such other date as the General Partner shall determine in its sole discretion), all or a portion of such Partner’s unredeemed capital contribution and undistributed profits, if any, by requiring the Partnership to redeem all or a portion of such Partner’s Units at 100% of the Net Asset Value thereof, reduced as hereinafter described (such withdrawal being herein referred to as “Redemption”); provided, however, that (i) a Limited Partner may only redeem Units (or fractions thereof) in $1,000 increments, except that other amounts of Units may be redeemed if a Limited Partner is redeeming his entire interest in the Partnership, and (ii) a Limited Partner may not make a partial Redemption of his Units which would reduce the Net Asset Value of the Units retained by such Partner (after giving effect to such Redemption) to less than the amount of the minimum investment required of new Limited Partners by the Partnership at the time of such Redemption, and any request for partial redemption shall be honored only to the extent it complies with such limitation. Notwithstanding the foregoing, the General Partner may in its sole discretion waive any of the foregoing restrictions and limitations.

Redemption of a Limited Partner’s Units shall be effective as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the calendar quarter (or such other date as the General Partner shall determine in its sole discretion) ending after a Request for Redemption in proper form has been received by the General Partner (“Redemption Date”), provided that all liabilities (contingent or otherwise) of the Partnership, except any liability to Partners on account of their capital contributions, shall have been paid or there shall remain assets of the Partnership sufficient to pay them. As used herein, a “Request for Redemption” shall mean a letter in the form specified by the General Partner, sent by a Limited Partner (or any assignee thereof) and received by the General Partner at least five business days prior to the date on which Redemption is to be effective (or in the case of a Redemption on a date other than on the last day of a calendar quarter, fifteen days). If the General Partner shall receive a Request for Redemption on a date less than five business days (or fifteen days, as the case may be) prior to the date on which Redemption is to be effective, unless the General Partner in its sole discretion shall waive the untimeliness of such Request, such Redemption shall be effective as of the close of business (as determined by the General Partner in its sole discretion) on the last day of the calendar quarter that immediately follows the calendar quarter in which the General Partner received such untimely Request (or such other date as the General Partner shall determine in its sole discretion). A form of Request for Redemption may be obtained by written request to the General Partner. A Request for Redemption shall be endorsed by each Partner requesting such redemption, or by such Partner’s assignee.

Upon Redemption, a Limited Partner (or any assignee thereof) shall receive for each Unit redeemed an amount equal to 100% of the Net Asset Value of a Unit as of the Redemption Date, less any amount which shall be owed by such Partner (and his assignee, if any) to the Partnership or the General Partner as provided below in this paragraph or any amount which shall be owed by such Partner (and his assignee, if any) to the Partnership in accordance with Section 17(d). If, pursuant to applicable law, the Partnership shall have been required to pay or withhold tax on certain income of the Partnership allocable to a redeeming Limited Partner (or any assignee thereof), and the Partnership and/or the General Partner shall have paid out of its/their own funds such tax in accordance with Sections 8(e) or 9(c) (although the General Partner shall not be obligated to do so), upon Redemption of Units by such Limited Partner (or assignee), all amounts of such taxes may be deducted from the Net Asset Value of such Units and reimbursed to the Partnership and/or the General Partner.

The right to obtain Redemption shall be contingent upon (i) the Partnership having assets sufficient to discharge its liabilities on the Redemption Date, (ii) the timely receipt by the General Partner of a Request for Redemption as described herein, and (iii) the other terms and conditions set forth in this Section 11(b). The General Partner shall endeavor to pay Redemptions within 20 business days after the Redemption Date, except that under certain circumstances (including but not limited to the inability on the part of the Partnership to liquidate commodity interest contract positions or the default or delay in payments which shall be due the Partnership from banks, brokers, dealers, or other persons), the Partnership may delay payment to Partners requesting Redemption of Units of the proportionate part of the Net Asset Value of the Units represented by the sums which shall be the subject of such default or delay.

The General Partner shall be authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary to reflect any Redemption.

12.	MANDATORY TRANSFERS AND REDEMPTIONS.

The General Partner may, in its sole discretion at any time and from time to time, require a Limited Partner (or his assignee if any) to transfer all or a portion of such Limited Partner’s (or assignee’s) Units to the General Partner or its designee(s), to withdraw entirely from the Partnership or to withdraw a portion of such Limited Partner’s unredeemed capital contribution and undistributed profits, if any, by giving notice in writing to the Limited Partner (or assignee) thus designated. The Limited Partner (or assignee) thus designated shall transfer or redeem all or a portion of his Units from the Partnership as specified in such notice as of the last day of the calendar month specified in such notice, which notice shall be delivered to the Limited Partner (or assignee) thus designated at least five business days prior to such month-end. Such Limited Partner (or assignee) shall be deemed to have transferred or redeemed all or a portion of his Units, as the case may be, as of the end of such month without further action on the part of the Limited Partner (or assignee). The General Partner is authorized to record such transfer or cancel the appropriate number of Units issued to the Limited Partner (or assignee) in respect of such transfer or redemption, as the case may be, and pay or arrange for payment to the Limited Partner (or assignee) an amount equal to the Net Asset Value of such Units less any amounts specified in Section 11(b).

Without limiting the foregoing or the circumstances under which the General Partner may require a transfer of Units by, or a withdrawal of, a Limited Partner, the General Partner intends generally to require: (a) the transfer by a Limited Partner who ceases to be an employee or Affiliate of the General Partner, TIC, any of their present or future affiliated entities or persons, or their successors or assigns; or (b) the withdrawal of a Limited Partner (i) if the value of Units held by Plan Investor Partners equals or exceeds 25% of the aggregate value of all Units then outstanding, or (ii) if Units may be deemed to constitute assets of Plan Investor Partners.

The General Partner is authorized to execute, file, record, and publish, for and on behalf of the Partnership and each Partner, such amendments to this Agreement and the Certificate of Limited Partnership as may be necessary to reflect any required withdrawal of a Limited Partner.

13.	ADMISSION OF ADDITIONAL PARTNERS.

At any time and from time to time in its sole discretion, the General Partner may admit additional Limited Partners, each of which newly-admitted Limited Partners shall contribute cash to the capital of the Partnership for each Unit acquired in the amount determined in accordance with Section 7 (which amount shall not be less than 100% of the Net Asset Value of the Unit acquired). At any time and from time to time in its sole discretion, the General Partner may admit any transferee, assignee, pledgee, or secured creditor of Units as a substituted Limited Partner in accordance with Section 11(a). Additional general partners shall not be admitted to the Partnership except as provided in Section 18; provided, however, that at any time and from time to time in its sole discretion, the General Partner may admit additional general partners that are affiliated with the General Partner, TIC, any of their present or future affiliated entities, or their successors or assigns. No Limited Partner shall have any preemptive, preferential or other rights with respect to the issuance of any additional Units.

The General Partner is authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to this Agreement and to the Certificate of Limited Partnership as may be necessary to reflect the admission or substitution of a Partner.

14.	SPECIAL POWER OF ATTORNEY.

Each Limited Partner, by the execution of this Agreement, hereby irrevocably constitutes and appoints the General Partner and any successor general partner, with full power of substitution, as such Partner’s true and lawful agent and attorney-in-fact, in his name, place, and stead, to do all things necessary: (a) to admit a person as a Limited Partner and to admit other persons as additional or substituted Limited Partners so long as such admission or substitution shall be in accordance with this Agreement; (b) to file, prosecute, defend, settle, or compromise any and all actions at law or in equity for or on behalf of the Partnership in connection with any claim, demand, or liability asserted or threatened by or against the Partnership; and (c) to execute, acknowledge, swear to, deliver, file, record, and publish: (i) this Agreement, the Certificate of Limited Partnership, and amendments thereto; (ii) instruments which the General Partner shall deem necessary or appropriate to reflect any amendment, change, or modification of this Agreement or the Certificate of Limited Partnership made in accordance with this Agreement; (iii) certificates of assumed name; and (d) instruments which the General Partner shall deem necessary or appropriate to qualify or maintain the qualifications of the Partnership to do business as a foreign limited partnership in other jurisdictions.

This Power of Attorney shall be irrevocable and deemed to be a power coupled with an interest, and shall survive the incapacity, insolvency, disability, legal incompetency, death, dissolution, liquidation, or termination of a Limited Partner.

Each Limited Partner shall be bound by any representation made by the General Partner and by any successor thereto acting in good faith pursuant to this Power of Attorney. Each Limited Partner hereby waives any and all defenses which may be available to contest, negate, or disaffirm the action of the General Partner and any successor thereto taken in good faith under this Power of Attorney.

Each Limited Partner shall execute a special power of attorney on a document separate from this Agreement, generally contained in subscription documentation. In the event of any conflict between this Agreement and any instruments executed, delivered, or filed by the General Partner and any successor thereto pursuant to this Power of Attorney, this Agreement shall control.

The General Partner may exercise this Power of Attorney by listing all of the Limited Partners executing any agreement, certificate, instrument, or document with the single signature of the General Partner as attorney-in-fact for all such Limited Partners.

15.	WITHDRAWAL OF PARTNERS.

(a) WITHDRAWAL OF GENERAL PARTNER. The General Partner shall not withdraw from the Partnership unless it shall have given the Limited Partners at least 90 days’ prior written notice of its intention to withdraw. Subject to Sections 4 and 18, upon the withdrawal, insolvency, dissolution, liquidation, or termination of the General Partner, the Partnership shall terminate and dissolve unless a remaining or new general partner or partners shall have been elected to continue the business of the Partnership, which any remaining or new general partner(s) shall have the right to do.

(b) WITHDRAWAL OF LIMITED PARTNERS. The withdrawal, insolvency, disability, legal incompetency, death, liquidation, termination, or dissolution of a Limited Partner shall not terminate or dissolve the Partnership, and such Limited Partner and his estate, custodian, or legal representative shall have no right to withdraw or value such Limited Partner’s interest in the Partnership except as provided in Section 11. Each Limited Partner (and any assignee or representative thereof) agrees that, in the event of his death, he waives on behalf of himself and his estate, and directs the legal representatives of his estate and any person interested therein to waive, the furnishing of any inventory, accounting, or appraisal of the assets of the Partnership and any right to an audit or examination of the books and records of the Partnership.

16.	NO PERSONAL LIABILITY FOR RETURN OF CAPITAL.

Except as provided otherwise in this Agreement, the General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner (or assignee), it being agreed by all Partners that any such return or repayment of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership (which shall include amounts contributed by Limited Partners and paid out in distributions, redemptions, or otherwise together with interest thereon, but shall not include any right of contribution from the General Partner except to the extent previously made by it pursuant to this Agreement).

17.	STANDARD OF LIABILITY; INDEMNIFICATION.

(a) STANDARD OF LIABILITY. Neither the General Partner nor any of its Affiliates (as defined in Section 17(c)) shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any Partner for any loss, liability, damage, cost, or expense incurred by the Partnership or such Partner by reason of any act, omission, activity, or conduct by the General Partner or any of its Affiliates (either on behalf of the Partnership or in the furtherance of the interests of the Partnership) in good faith, in a manner reasonably believed by such person to be within the scope of the authority granted to such person by this Agreement or by law or by the consent of the Limited Partners, and in the best interests of the Partnership, provided that the General Partner’s or such Affiliate’s act, omission, activity, or conduct did not constitute negligence, misconduct, or breach of fiduciary duty.

(b) INDEMNIFICATION BY PARTNERSHIP. The Partnership, out of its assets to the fullest extent permitted by applicable law, shall indemnify, defend, and hold harmless the General Partner and its Affiliates from and against any loss, liability, damage, cost, and expense (including attorneys’ and accountants’ fees and expenses incurred in defense of any demands, claims and lawsuits) actually and reasonably incurred by the General Partner or Affiliate arising from acts, omissions, activities, or conduct concerning the business or activities undertaken by or on behalf of the Partnership, including without limitation any demands, claims, or lawsuits initiated by a Limited Partner or assignee thereof, provided that a court of competent jurisdiction upon entry of final judgment shall find (or, if no final judgment shall be entered, independent legal counsel, who shall be other than counsel to the Partnership or the General Partner or Affiliate, shall in writing opine) that such loss, liability, damage, cost, or expense did not arise out of an act, omission, activity, or conduct of the General Partner or Affiliate which constituted misconduct, negligence, or breach of fiduciary duty and such act, omission, activity, or conduct was done in good faith, in the reasonable belief that it was within the scope of the authority granted to the General Partner or Affiliate by this Agreement or by law or by the consent of the Limited Partners, and was in the best interests of the Partnership. Notwithstanding the foregoing, no indemnification of the General Partner or its Affiliates by the Partnership shall be permitted for any loss, liability, damage, cost, or expense resulting from liabilities incurred for violation of federal or state securities laws. The General Partner and its Affiliates shall be indemnified for settlements and related expenses of lawsuits alleging securities law violations and for expenses incurred in successfully defending such lawsuits, provided that a court, after having been apprised as to the current position of the SEC and any other applicable state securities or Blue Sky regulatory authority regarding indemnification for violations of securities laws, either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made. Notwithstanding the foregoing, in any action or proceeding brought by a Limited Partner in the right of the Partnership to which the General Partner or any of its Affiliates is a party defendant, any such person or entity shall be indemnified only to the extent and subject to the conditions specified in the Partnership Act.

Expenses incurred in connection with the preparation and presentation of a defense to any claim, action, suit, or proceeding of the character described above shall be paid by the Partnership from time to time in advance prior to final disposition thereof upon receipt of an undertaking by or on behalf of the General Partner or Affiliate thereof, as applicable, that such amount shall be repaid by the General Partner or Affiliate to the Partnership if it shall be ultimately determined that the General Partner or Affiliate shall not be entitled to indemnification under this Section 17(b), provided that either (i) the General Partner or Affiliate provides appropriate security for such undertaking, (ii) the General Partner or Affiliate is insured against losses arising out of any such advance payments, or (iii) independent legal counsel, who shall be other than counsel to the Partnership or the General Partner or Affiliate, shall in writing opine that, based upon a review of readily available facts (as opposed to a full trial-type inquiry), there is reason to believe that the General Partner or Affiliate shall be found entitled to indemnification hereunder. Notwithstanding the foregoing, no such advances shall be made to the General Partner or its Affiliates when an action shall have been initiated by a Limited Partner.

Nothing contained in this Section 17(b) shall increase the liability of any Limited Partner to the Partnership beyond the amount of his unredeemed capital contribution, undistributed profits if any, and any distributions and amounts received upon redemption of Units together with interest thereon, as provided in Section 8(f). All rights to indemnification and payment of attorneys’ and accountants’ fees and expenses shall not be affected by the termination of the Partnership or the withdrawal, insolvency, dissolution, liquidation, or termination of the General Partner.

The Partnership shall not incur the cost of that portion of any liability insurance which insures the General Partner and its Affiliates for any liability as to which the General Partner and its Affiliates are prohibited from being indemnified hereunder; provided, however, that nothing contained herein shall preclude the Partnership from purchasing and paying for such types of insurance, including extended coverage liability and casualty and workers’ compensation, as would be customary for any person owning comparable assets and engaged in similar business, or from naming the General Partner and its Affiliates as additional named insured parties thereunder, provided that such addition does not add to the amount of the premiums payable by the Partnership.

Nothing contained herein shall constitute a waiver by any Limited Partner of any right which he may have against any party under federal or state securities laws.

(c) AFFILIATE. As used in this Agreement, except as provided otherwise herein, the term “Affiliate” of the General Partner shall mean: (i) any natural person, partnership, corporation, company, association, or other legal entity directly or indirectly owning, controlling, or holding with power to vote 10% or more of the outstanding voting securities of the General Partner; (ii) any natural person, partnership, corporation, company, association, or other legal entity 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote by the General Partner; (iii) any natural person, partnership, corporation, company, association, or other legal entity directly or indirectly controlling, controlled by, or under common control with the General Partner; or (iv) any officer or director of the General Partner. Notwithstanding the foregoing, “Affiliate” for the purpose of this Section 17 shall include only those persons acting on behalf of the General Partner within the scope of the authority of the General Partner as provided in this Agreement.

(d) INDEMNIFICATION BY PARTNERS. In the event that the Partnership shall be made a party to any claim, demand, dispute, or litigation or otherwise shall incur any loss, liability, damage, cost, or expense as a result of or in connection with any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify, defend, hold harmless, and reimburse the Partnership for such loss, liability, damage, cost, and expense to which the Partnership shall become subject (including attorneys’ and accountants’ fees).

18.	AMENDMENTS; MEETINGS; VOTING.

(a) AMENDMENTS AND ACTIONS WITH CONSENT OF GENERAL PARTNER. If, at any time during the term of the Partnership, the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective only if such amendment shall be approved (in person or by proxy and embodied in an instrument signed personally or by an attorney-in-fact) by the General Partner and by Limited Partners owning more than 50% of the Units then owned by Limited Partners, and only if such amendment shall be made in accordance with and to the extent permissible under the Partnership Act. Approval by Limited Partners may be obtained by the General Partner after written notice to Limited Partners requiring them to respond in the negative within a specified time or be deemed to have provided their approval. Any amendment to this Agreement which shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Partners and all outstanding Units of Limited Partnership Interest and Units of General Partnership Interest.

Notwithstanding the foregoing, the General Partner shall be authorized to amend this Agreement, without the consent of any Limited Partner, in order: (i) to change the name of the Partnership; (ii) to clarify any ambiguity; (iii) to supplement or clarify any inconsistent provisions; (iv) to effect the intent of the allocation provisions to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations; (v) to attempt to ensure that the Partnership is not taxed as an association taxable as a corporation for federal income tax purposes; (vi) to attempt to ensure that the Partnership is not classified as a “publicly traded partnership” for federal income tax purposes; (vii) to make any other amendment that is not adverse to the Limited Partners; or (viii) to make any amendment that the General Partner deems advisable or considers necessary to comply with any applicable law, rule, regulation, policy, guideline or interpretation, provided that such amendment is not adverse to the Limited Partners. Any amendment to this Agreement shall be adhered to and have the same force and effect from and after its effective date as if the same shall have been originally embodied in and formed a part of this Agreement. Notwithstanding the foregoing, without the consent of all Partners, no such amendment to this Agreement shall change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner is entitled.

(b) LIST OF PARTNERS; MEETINGS. Any Limited Partner, upon written request addressed to the General Partner and at such Limited Partner’s expense, shall be entitled to obtain from the General Partner a list of the names and addresses of record of all Limited Partners and the number of Units owned by each, provided that such request shall be made in order to allow such Limited Partner to communicate with other Limited Partners concerning the business of the Partnership. The General Partner in its discretion may require a Limited Partner requesting a list of Limited Partners to furnish to the General Partner an affidavit that the Limited Partner’s request shall not be desired for a purpose which is in the interest of a business or object other than the business of the Partnership.

Upon the General Partner’s receipt of a written request that a meeting of the Partnership be called to vote upon any matter upon which the Limited Partners may vote pursuant to this Agreement (which request shall be signed by Limited Partners owning at least 10% of the Units then owned by Limited Partners), the General Partner, by written notice to each Limited Partner of record mailed within 15 days after receipt of such request, shall call a meeting of the Partnership. Such meeting shall be held at least 30, but not more than 60, days after the mailing of such notice, and such notice shall specify the date, a reasonable place and time, and the purpose of such meeting.

(c) AMENDMENTS AND ACTIONS WITHOUT CONSENT OF GENERAL PARTNER. Upon the affirmative vote (in person or by proxy) of Limited Partners owning more than 50% of the Units then owned by Limited Partners (excluding any Units owned by the General Partner), the following actions may be taken by the Partnership: (i) this Agreement may be amended in accordance with and to the extent permissible under the Partnership Act, provided, however, that, without the consent of all Partners, no such amendment shall change or alter the provisions of this proviso, reduce the capital account of any Partner, or modify the percentage of profits, losses, or distributions to which any Partner shall be entitled; (ii) the Partnership may be dissolved; (iii) the General Partner may be removed and a new general partner or partners may be elected to replace the General Partner; (iv) a new general partner or partners may be elected prior to the withdrawal of the General Partner from the Partnership; (v) any contracts with the General Partner or any of its Affiliates may be terminated without penalty on 60 days’ prior written notice; and (vi) the sale of all or substantially all of the assets of the Partnership may be approved; provided, however, that none of the foregoing actions shall be taken unless legal counsel approved by Limited Partners owning more than 50% of the

Units then owned by Limited Partners shall render a written opinion to the effect that the action to be taken shall not adversely affect the status of the Limited Partners as limited partners under the Partnership Act or the classification of the Partnership as a “partnership” under the federal income tax laws and is permitted under the Partnership Act (or, in lieu of such an opinion, a court of competent jurisdiction shall render a final order to such effects). The term “final order” shall mean an order that is not subject to any further court proceedings for appeal, review, or modification. Any action which shall have been approved by the percentage of outstanding Units prescribed above shall be deemed to have been approved by all Partners and all outstanding Units of Limited Partnership Interests and Units of General Partnership Interest. Any amendment to this Agreement shall be adhered to and have the same force and effect from and after its effective date as if the same shall have been originally embodied in and formed a part of this Agreement.

(d) ACTIONS WITHOUT MEETING. Notwithstanding contrary provisions of this Section 18 covering notices to, meetings of, and voting by Limited Partners, any action required or permitted to be taken by Limited Partners at a meeting or otherwise may be taken by Limited Partners without a meeting, without prior notice, and without a vote if a consent in writing setting forth the action so taken shall be signed by Limited Partners owning Units having not fewer than the minimum number of votes that would be necessary to authorize or take such action at a meeting of Limited Partners at which all outstanding Units shall have been present and voted. Notice of the taking of action by Limited Partners without a meeting by less than unanimous written consent of Limited Partners shall be given to those Limited Partners who shall not have consented in writing without seven business days after the occurrence thereof.

(e) AMENDMENTS TO CERTIFICATE OF LIMITED PARTNERSHIP. If an amendment to this Agreement shall be made pursuant to this Section 18, the General Partner shall be authorized to execute, file, record, and publish, on behalf of the Partnership and each Partner, such amendments to the Certificate of Limited Partnership as shall be necessary or desirable to reflect such amendment.

19.	GOVERNING LAW.

The validity, construction, and enforcement of this Agreement shall be governed by and in accordance with the substantive law of the State of Delaware (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

20.	MISCELLANEOUS.

(a) PRIORITY AMONG LIMITED PARTNERS. Except as provided otherwise in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b) NOTICES. All notices under this Agreement (other than Requests for Redemption of Units, notices of assignment, transfer, pledge, or encumbrance of Units, and reports and notices by the General Partner to the Limited Partners) shall be in writing and shall be effective upon personal delivery or (if sent by mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given) upon the deposit of such notice in the United States mail. Requests for Redemption of Units and notices of assignment, transfer, pledge, or encumbrance of Units shall be effective upon timely receipt by the General Partner at its principal office. Reports and notices by the General Partner to the Limited Partners shall be in writing and shall be sent by first-class United States mail to the last known address of each Limited Partner.

(c) BINDING EFFECT. This Agreement shall inure to the benefit of, and be binding upon, all of the Partners, their successors, assigns as permitted herein, custodians, estates, heirs, and legal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the General Partner may rely upon the Partnership’s books and records as to whom are Partners and assignees, and all Partners and assignees agree that their rights shall be determined and they shall be bound thereby, including but not limited to all rights which they may have under Section 18.

(d) CAPTIONS. Captions in no way define, limit, extend, or describe the scope of this Agreement nor the effect of any of its provisions.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

General Partner: SECOND MANAGEMENT LLC

By:

Existing Limited Partners:

By:	SECOND MANAGEMENT LLC General Partner, as Authorized Agent and Attorney-in-Fact

By:

Additional Limited Partners:

By:	SECOND MANAGEMENT LLC General Partner, as Authorized Agent and Attorney-in -Fact

By:

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